UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2006

STORM CAT ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32628	06-1762942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 17th Street, Suite 2310, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 991-5070

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 17, 2006, Storm Cat Energy Corporation’s wholly-owned subsidiary, Storm Cat Energy (USA) Corporation, entered in to a purchase and sale agreement (the “Purchase and Sale Agreement”) with a Bill Barrett Corporation subsidiary, Bill Barrett CMB, L.L.C., to acquire oil and gas properties of approximately 25,200 gross acres (approximately 17,000 net acres) located in the Powder River Basin coalbed methane play in Sheridan and Campbell Counties, Wyoming for cash in the amount of approximately US$30.65 million, net of closing adjustments. Consummation of the acquisition is expected to be completed during the third quarter of 2006 and is subject to conditions customary for agreements of this type, including limitations on purchase price adjustments and satisfactory completion of due diligence by Storm Cat. Upon closing, the effective date of the transaction will be July 1, 2006.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete, and is qualified in its entirety by reference to the Purchase and Sale Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference. In connection with its entry into the Purchase and Sale Agreement, Storm Cat issued a news release on July 18, 2006, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.		Description

10.1		Purchase and Sale Agreement, dated July 17, 2006, by and between Storm Cat Energy (USA) Corporation and Bill Barrett CBM LLC.

99.1	P	News Release, dated July 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORM CAT ENERGY CORPORATION

Date: July 21, 2006	By:	/s/ Paul Wiesner
Name: Paul Wiesner
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.		Description

10.1		Purchase and Sale Agreement, dated July 17, 2006, by and between Storm Cat Energy (USA) Corporation and Bill Barrett CBM LLC.

99.1	P	News Release, dated July 18, 2006.